Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Fourth Quarter and Year 2012

CHELMSFORD, Mass.--(BUSINESS WIRE)--February 21, 2013--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the fourth quarter ended December 31, 2012 of $68.5 million, an increase of 13.8% compared with $60.2 million for the fourth quarter of 2011, and an increase of 2.0% compared with $67.2 million for the third quarter of 2012. Net income for the fourth quarter was $17.7 million, or $0.57 per diluted share, a decrease of 16.6% compared with $21.2 million, or $0.69 per diluted share, for the fourth quarter of 2011, and an increase of 0.1% compared with $17.7 million, or $0.57 per diluted share, for the third quarter of 2012. Net income for the fourth quarter of 2011 included a $5.5 million, $0.18 per diluted share, tax benefit related to the resolution of a tax audit.

For the fourth quarter of 2012, revenue from customers in the United States was $30.3 million, or 44.3% of the company’s total revenue, and revenue from customers outside the United States was $38.2 million, or 55.7% of total revenue. Gross margin was 73.3% for the fourth quarter of 2012, compared with 74.0% for the fourth quarter of 2011 and 73.6% for the third quarter of 2012. Operating income for the fourth quarter of 2012 was $28.0 million, or 40.8% of revenue, compared with $24.6 million, or 40.9% of revenue, for the fourth quarter of 2011 and $27.6 million, or 41.0% of revenue, for the third quarter of 2012. Total cash and marketable securities at December 31, 2012 was $409.2 million, an increase of $16.4 million for the quarter.

For the full year 2012, revenue was $264.4 million compared with $264.1 million for 2011. Net income for the year was $68.6 million, or $2.22 per diluted share, a decrease of 19.0% from $84.7 million, or $2.77 per diluted share, for 2011. Net bookings for 2012 were $264.2 million, compared with $256.9 million for 2011. Backlog at December 31, 2012 was $67.2 million compared with $67.4 million at December 31, 2011.

Business Outlook

The company expects revenue for the first quarter ending March 31, 2013 to be in the range of $66.5 million to $68.5 million and net income to be in the range of $16.7 million to $17.7 million, or $0.54 to $0.57 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. The conference call can be accessed by dialing (480) 629-9819. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4589614. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$269,157	$353,667
Marketable securities	140,069	-
Accounts receivable, net	30,921	35,686
Inventories	65,926	38,460
Income taxes receivable	1,566	488
Prepaid expenses and other current assets	2,761	2,063
Deferred taxes	14,988	10,296
Total current assets	525,388	440,660
Property and equipment, net	36,294	32,550
Deferred taxes	709	466
Other assets	11,172	14,889
Total assets	$573,563	$488,565

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,205	$3,146
Accrued expenses	12,889	10,850
Income taxes payable	584	-
Deferred revenue and customer advances	4,699	2,498
Total current liabilities	21,377	16,494
Long-term income taxes payable	412	2,639
Deferred taxes	446	-
Other liabilities	124	-
Total liabilities	22,359	19,133
Total stockholders' equity	551,204	469,432
Total liabilities and stockholders' equity	$573,563	$488,565

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Revenue	$68,515	$60,222	$264,395	$264,108
Cost of revenue	18,296	15,678	69,415	69,935
Gross profit	50,219	44,544	194,980	194,173
	73.3%	74.0%	73.7%	73.5%
Operating expenses:
Research and development	12,449	10,999	49,202	38,899
Sales and marketing	6,319	5,701	23,966	22,047
General and administrative	3,468	3,222	14,598	12,078
Total operating expenses	22,236	19,922	87,766	73,024
Income from operations	27,983	24,622	107,214	121,149
	40.8%	40.9%	40.6%	45.9%

Interest and other income (expense), net	68	76	57	602
Income before income taxes	28,051	24,698	107,271	121,751
Provision for income taxes	10,337	3,457	38,702	37,063
Net income	$17,714	$21,241	$68,569	$84,688

Earnings per share:
Basic	$0.58	$0.70	$2.26	$2.81
Diluted	$0.57	$0.69	$2.22	$2.77

Weighted average shares outstanding:
Basic	30,401	30,234	30,359	30,178
Diluted	31,003	30,603	30,895	30,586

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer